Exhibit 15.1
June 20, 2007
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended March 30, 2007 and March 31, 2006, and have issued our report dated May 7, 2007 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 30, 2007, is being incorporated by reference in this Amendment No. 2 to Registration Statement No. 333-142690.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of this Amendment No. 2 to Registration Statement No. 333-142690 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York